Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-278633

PROSPECTUS

AirJoule Technologies Corporation
18,532,361 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
46,078,053 Shares of Class A Common Stock
5,874,765 Warrants

This prospectus relates to the issuance by AirJoule Technologies Corporation (“we,” “us,” “our,” the “Company,” “Registrant,” and “AirJoule”) of an aggregate of up to 18,532,361 shares of Class A Common Stock, which consists of (i) up to 5,874,765 shares of Class A Common Stock that are issuable upon the exercise of 5,874,765 Private Placement Warrants originally issued in connection with the IPO, by the holders thereof, and (ii) up to 12,657,596 shares of Class A Common Stock that are issuable upon the exercise of 12,657,596 Public Warrants originally issued in the IPO at a price of $10.00 per unit, with each unit consisting of one share of XPDB’s Class A common stock and one-half of one Public Warrant. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 46,078,053 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to unitholders of our Predecessor (as defined below) in connection with the Business Combination (as defined below) at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,541,470 shares of Class A Common Stock issued to certain investors (the “Investors”) in connection with the Business Combination upon the conversion of AirJoule Class B common units purchased pursuant to the subscription agreements we entered into with various investors during the year ended December 31, 2024 (the “Subscription Agreements”) at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 4,759,642 shares of Class A Common Stock issued on November 8, 2024 upon the conversion of all of the shares of Class B Common Stock issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 3,525,939 shares of Class A Common Stock issued to the Sponsor upon the conversion of 3,525,939 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the IPO, by the Sponsor and were distributed to the direct and indirect members of the Sponsor following the consummation of the Business Combination (the “Sponsor Members”), (e) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (f) up to 5,874,765 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (g) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE (as defined below) at a purchase price of $10.00 per share by the June 2024 PIPE Investors (as defined below); and (h) up to 5,874,765 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $213.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 8, 2026, the closing price for our Class A Common Stock was $4.64. For so long as the market price of our Class A Common Stock is below the exercise price of the Warrants ($11.50 per share), the Warrants remain “out-of-the money,” and warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

The Selling Securityholders can sell, under this prospectus, up to (a) 46,078,053 shares of Class A Common Stock constituting approximately 49.8% of our issued and outstanding shares of Class A Common Stock and approximately 99.9% of our issued and outstanding shares of Class A Common Stock held by non-affiliates (assuming, in each case, the exercise of all of the Warrants), in each case, as of June 8, 2026 and (b) 5,874,765 Warrants constituting approximately 27.3% of our issued and outstanding Warrants as of June 8, 2026. The three Selling Securityholders that beneficially own the largest number of shares that may be sold under this prospectus can sell up to (a) 35,513,412 shares of Class A Common Stock, constituting approximately 35.5% of our issued and outstanding shares of Class A Common Stock (assuming the exercise of all of the Warrants) as of June 8, 2026 and (b) 2,139,423 Warrants constituting approximately 9.9% of the issued and outstanding Warrants as of June 8, 2026. Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $4.64 on June 8, 2026, (i) the Sponsor Members may experience potential profit of up to $4.64 per Founder Share (or approximately $16.4 million in the aggregate based on their aggregate beneficial ownership of 3,525,939 Founder Shares) with respect to sales of Class A Common Stock based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share and (ii) the Former Independent Directors may experience potential profit of up to $4.64 per share (or approximately $0.4 million in the aggregate based on the Former Independent Directors’ beneficial ownership of 90,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Former Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to XPDB. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which certain of the Selling Securityholders purchased shares of Class A Common Stock.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock.

We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution (Conflict of Interest).”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced disclosure and public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “AIRJ” and “AIRJW,” respectively. On June 8, 2026, the closing price of our Class A Common Stock was $4.64 and the closing price for our Public Warrants was $0.63.

Our business and investment in our securities involve significant risks. See the section titled “Risk Factors” beginning on page 4 of this prospectus and any risk factors described in any amendments or supplements to this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell (i) up to 46,078,053 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to unitholders of our Predecessor in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,541,470 shares of Class A Common Stock issued to the Investors in connection with the Business Combination upon the conversion of AirJoule Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 4,759,642 shares of Class A Common Stock issued on November 8, 2024 upon the conversion of all of the shares of Class B Common Stock issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 3,525,939 shares of Class A Common Stock issued to the Sponsor upon the conversion of 3,525,939 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the IPO by the Sponsor, and were distributed to the Sponsor Members following the consummation of the Business Combination, (e) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (f) up to 5,874,765 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (g) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors, and (h) up to 5,874,765 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive up to approximately $213.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 8, 2026, the closing price for our Class A Common Stock was $4.64. For so long as the market price of our Class A Common Stock is below the exercise price of the Warrants ($11.50 per share), the Warrants remain “out-of-the money,” and warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus, and any applicable prospectus supplement and free writing prospectuses, together with the additional information described in the section titled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference in this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business (including, but not limited to, our AirJoule technology and units). Our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable®,™ and℠ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

On June 5, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), with our Predecessor, XPDB, and XPDB Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of XPDB, which was consummated through a business combination on March 14, 2024 (the “Business Combination”). In connection with closing the Business Combination, XPDB changed its name to Montana Technologies Corporation. On November 13, 2024, Montana Technologies Corporation changed its name to AirJoule Technologies Corporation, and our wholly-owned subsidiary changed its name from Montana Technologies LLC to AirJoule Technologies LLC.

On June 5, 2024, we entered into subscription agreements (the “June 2024 PIPE Subscription Agreements”) with certain investors (the “June 2024 PIPE Investors”), pursuant to which, among other things, the June 2024 PIPE Investors agreed to subscribe for and purchase from AirJoule, and AirJoule agreed to issue and sell to the June 2024 PIPE Investors, an aggregate of 1,238,500 newly issued shares of Class A Common Stock for $10.00 per share (the “June 2024 PIPE”).

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “AirJoule” refer to the consolidated operations of AirJoule Technologies Corporation, formerly known as Montana Technologies Corporation, and its subsidiaries. References to “XPDB” refer to Power & Digital Infrastructure Acquisition II Corp., a special purpose acquisition company and references to “Predecessor” refer to AirJoule Technologies LLC (formerly known as Montana Technologies LLC) prior to the consummation of the Business Combination. All references herein to the “Board” refer to the board of directors of the Company.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any information incorporated by reference contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “will,” “expect,” “might,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “seek,” “would” or “continue” or the negative of these terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements in this prospectus and any information incorporated by reference are only predictions. We have based these forward-looking statements largely on our current expectations, assumptions and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

●	the ability to implement business plans and forecasts, including the ability to develop, deploy and commercialize the Company’s technology and equipment;

●	risks related to the Company’s arrangements with the Company’s strategic partnerships and other third parties;

●	the availability and cost of materials needed to develop, deploy and commercialize the Company’s technology and equipment;

●	the enforceability of the Company’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others;

●	the Company’s ability to defend itself against claims that it infringes, has misappropriated or otherwise violates the intellectual property rights of others;

●	the ability to maintain the listing of the Company’s securities on the Nasdaq;

●	privacy and data protection laws, privacy or data breaches, or the loss of data;

●	the price of the Company’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, and changes in laws and regulations, or changes in the implementation of regulations by regulatory bodies, affecting the Company’s business; and

●	the impact of changes in local, regional and national economic conditions, crime, weather (including weather influenced by climate change), demographic trends and employee availability.

You should read this prospectus and any information incorporated by reference with the understanding that our actual results, performance or achievements may be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, due to known and unknown risks, uncertainties and other important factors including, but not limited to, the important factors discussed in Part I, Item 1A. “Risk Factors” in our Form 10-K for the year ended December 31, 2025 and in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. The forward-looking statements in this prospectus or the document incorporated by reference, as applicable, are based on information available to us as of the date of this prospectus or the document incorporated by reference, as applicable, and on current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, you should not place undue reliance on these forward-looking statements or rely upon them as representing our views as of any subsequent date. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

v

THE COMPANY

Overview

We are an advanced technology company whose purpose is to free the world from its water and energy constraints by delivering groundbreaking sorption technologies. Our platform technology, AirJoule, produces pure distilled water from air and, at commercial scale, will mitigate water scarcity through distributed water generation for businesses and consumers around the world. Our products are especially valuable for industrial users, which generate significant amounts of waste heat that can be used to power our sorption technologies to produce low cost pure distilled water and dehumidified air - two key inputs for a variety of industrial activities, including data centers and advanced manufacturing. In HVAC applications, our technology is designed to reduce energy consumption, minimize or even eliminate the use of environmentally-harmful refrigerants, and generate material cost efficiencies for air conditioning systems. We are commercializing and scaling manufacturing of our AirJoule systems through our global collaborations, including our 50/50 joint venture with GE Vernova Inc. (NYSE: GEV) (“GE Vernova”) and our commercial partnerships with Carrier Global Corporation (NYSE: CARR) and TenX Investment in Energy Enterprises & Management Co. We believe that deploying AirJoule systems worldwide will unleash the power of water from air and help to improve global water security. During 2025, we manufactured and deployed AirJoule Core systems (previously referred to as our A250 systems) for field testing and customer demonstrations in Texas, Arizona and Dubai, and we advanced the productization and manufacturing scale-up of our Core and larger Prime (previously referred to as our A1000 system) system in preparation for commercial sales beginning in late 2026.

Company Background

Our Predecessor, established in 2018, worked closely with researchers at the Pacific Northwest National Laboratory (“PNNL”) to develop enhancements to its self-regenerating pressure swing dehumidifier technology. In 2020, the Predecessor executed a strategic project partnership agreement with PNNL, and in 2021, obtained an exclusive worldwide license from PNNL with respect to the technology. Our Predecessor then spent several years developing the pressure swing technology, securing additional intellectual property protection, producing multiple prototypes, and assembling partnerships with leading global companies including GE Vernova and Carrier. In June 2023, we entered into the Merger Agreement with the Predecessor, which was consummated through a Business Combination on March 14, 2024. In connection with closing the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition II Corp. to Montana Technologies Corporation. In November 2024, to better align our name with our business operations and proprietary technology, we changed our name from Montana Technologies Corporation to AirJoule Technologies Corporation, and our wholly owned subsidiary changed its name from Montana Technologies LLC to AirJoule Technologies LLC.

Corporate Information

Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively. Our principal executive offices are located at 34361 Innovation Drive, Ronan, MT 59864, and our telephone number is (800) 942-3083. Our website address is www.airjouletech.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until December 31, 2026, which is the last day of our fiscal year following the fifth anniversary of the completion of the IPO. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt during the previous three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations. We will remain a smaller reporting company until the last day of the fiscal year in which either (a)(i) the market value of the shares of our Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or (b) the market value of the shares of our Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Shares of Class A Common Stock offered by us	18,532,361 shares of Class A Common Stock issuable upon exercise of the Warrants.

Shares of Class A Common Stock offered by the Selling Securityholders	46,078,053 shares of Class A Common Stock.

Warrants offered by the Selling Securityholders	5,874,765 Warrants.

Shares of Common Stock outstanding prior to this offering	72,400,588 shares of Common Stock (as of June 8, 2026).

Shares of Class A Common Stock underlying outstanding warrants prior to this Offering	21,557,596 (as of June 8, 2026).

Exercise price per Warrant	$11.50.

Use of proceeds	We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive up to approximately $213.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 8, 2026, the closing price for our Class A Common Stock was $4.64. For so long as the market price of our Class A Common Stock is below the exercise price of the Warrants ($11.50 per share), the warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

Risk factors	You should carefully read the “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Class A Common Stock	“AIRJ”

Nasdaq symbol for our Warrants	“AIRJW”

RISK FACTORS

Investment in our securities involves risks. You should carefully consider the risk factors below and those incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see the section entitled “Incorporation of Certain Information by Reference.”

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Public Warrants to fall.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 46,078,053 shares of Class A Common Stock, constituting approximately 49.8% of our issued and outstanding shares of Class A Common Stock and approximately 99.9% of our issued and outstanding shares of Class A Common Stock held by non-affiliates (assuming, in each case, the exercise of all of the Warrants), in each case, as of March 1, 2026, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to unitholders of our Predecessor in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,541,470 shares of Class A Common Stock issued to the Investors in connection with the Business Combination upon the conversion of AirJoule Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 4,759,642 shares of Class A Common Stock issued on November 8, 2024 upon the conversion of all of the shares of Class B Common Stock issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 3,525,939 shares of Class A Common Stock issued to the Sponsor upon the conversion of 3,525,939 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the IPO by the Sponsor, and were distributed to the Sponsor Members following the consummation of the Business Combination, (e) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (f) up to 5,874,765 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (g) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors and (ii) up to 5,874,765 Private Placement Warrants constituting approximately 27.3% of the issued and outstanding Warrants, which Private Placement Warrants were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus. Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Public Warrants.

Certain existing stockholders, including certain of the Selling Securityholders, purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the Selling Securityholders, acquired, or may acquire, shares of our Class A Common Stock or Warrants at prices below the current trading price of our Class A Common Stock, and may experience a positive rate of return based on the current trading price. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $4.64 on June 8, 2026, (i) the Sponsor Members may experience potential profit of up to $4.64 per share (or approximately $16.4 million in the aggregate based on their aggregate beneficial ownership of 3,525,939 Founder Shares) with respect to sales of Class A Common Stock based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share and (ii) the Former Independent Directors may experience potential profit of up to $4.64 per share (or approximately $0.4 million in the aggregate based on the Former Independent Directors’ beneficial ownership of 90,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Former Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to XPDB. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which certain of the Selling Securityholders purchased shares of Class A Common Stock.

The Warrants are exercisable for shares of Class A Common Stock, which exercises will increase the number of shares of Class A Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.

The outstanding Warrants to purchase an aggregate of 21,557,596 shares of Class A Common Stock became exercisable on April 13, 2024. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per whole share. Warrants may be exercised only for a whole number of shares of Class A Common Stock. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A Common Stock.

On June 8, 2026, the closing price for our Class A Common Stock was $4.64. For so long as the market price of our Class A Common Stock is below the exercise price of the Warrants ($11.50 per share), the Warrants remain “out-of-the money,” and warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the Selling Securityholders to resell their shares of Class A Common Stock and Warrants. All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus and any applicable prospectus supplement will be resold by the Selling Securityholders for their accounts. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $213.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 8, 2026, the closing price for our Class A Common Stock was $4.64. For so long as the market price of our Class A Common Stock is below the exercise price of the Warrants ($11.50 per share), the Warrants remain “out-of-the money,” and warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We intend to use the proceeds from the exercise of Warrants, if any, for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of Warrants.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus as the price will be determined by the prevailing public market price for shares of the Class A Common Stock, by negotiations between the Selling Securityholders and the buyers of the Class A Common Stock in private transactions or as otherwise described in “Plan of Distribution (Conflict of Interest).”

SELLING SECURITYHOLDERS

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 46,078,053 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to unitholders of our Predecessor in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,541,470 shares of Class A Common Stock issued to the Investors in connection with the Business Combination upon the conversion of AirJoule Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 4,759,642 shares of Class A Common Stock issued on November 8, 2024 upon the conversion of all of the shares of Class B Common Stock, par value $0.0001 per share, of the Company issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 3,525,939 shares of Class A Common Stock issued to the Sponsor upon the conversion of 3,525,939 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the IPO, by the Sponsor, and were distributed to the Sponsor Members following the consummation of the Business Combination, (e) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (f) up to 5,874,765 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (g) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors and (h) up to 5,874,765 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution (Conflict of Interest).”

Unless otherwise noted, the address of each Selling Securityholder is c/o AirJoule Technologies Corporation, 34361 Innovation Drive, Ronan, Montana 59864. The beneficial ownership of our Class A Common Stock and Warrants is based on 72,400,588 shares of Class A Common Stock and 21,557,696 Warrants issued and outstanding, in each case, as of June 8, 2026.

Each share of Class A Common Stock entitles the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the stockholders. See “Description of Securities of AirJoule - Common Stock.”

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentage	Warrants	Percentage
Three Curve Capital LP (3)(4)	18,755,774	-	18,755,774	-	-	-	-	-
Matthew Jore(3)(5)	7,748,020	-	7,691,296	-	56,724	*	-	-
Shalennial Fund II, L.P.(6)	1,040,586	-	1,040,586	-	-	-	-	-
GE Ventures LLC(3)	1,844,517	-	588,235	-	1,256,282	1.7%	-	-
Patrick Eilers	1,873,844	-	1,779,276	-	94,568	*	-	-
Eilers Family Dynasty Trust	1,366,616	1,069,712	1,366,616	1,069,712	-	-	-	-
Patrick C. Eilers Revocable Trust	1,366,616	1,069,711	1,366,616	1,069,711	-	-	-	-
The Carrier Corporation(3)	1,176,471	-	1,176,471	-	-	-	-	-
Eastern Holdings, LLC(3)	1,169,671	-	1,169,671	-	-	-	-	-
Brian Hogan(7)	996,631	-	494,118	-	502,513	*	-	-
Charles S Morrison II 2019 Revocable (8)	402,099	-	276,471	-	125,628	*	-	-
Paul Gaynor	387,882	100,000	262,254	100,000	125,628	*	-	-
Jeff Gutke(3)(9)	110,439	-	95,193	-	15,246	-	-	-
Robert Tishman(3)	380,772	-	380,772	-	-	-	-	-
Stuart Porter(3)(10)	804,916	-	274,988	-	529,928	*	-	-
Hogan Generation Skipping Trust(7)	200,000	-	200,000	-	-	-	-	-
Tishman Family LP	192,647		192,647	-	-	-	-	-
HOB21 LLC(3)	185,647	800,000	185,647	800,000	-	-	-	-
Scott Widham	136,582	100,000	124,019	100,000	12,563	*	-	-
James N Perry Jr Trust dated 4/23/93	134,496	-	134,496	-	-	-	-	-
The David M. Butler Revocable Trust(3)	129,412	-	129,412	-	-	-	-	-
Ecofin Sustainable and Social Impact	128,235	-	128,235	-	-	-	-	-
Glide Direct Series LLC(7)	127,940	-	40,000	-	87,940	*	-	-
Max Baucus(3)(11)	81,034	-	47,597	-	33,437	*	-	-
Remien & Kuhnert Co	117,647	-	117,647	-	-	-	-	-
Margaret Shields	117,647	-	117,647	-	-	-	-	-
Joseph Smallwood	106,470	-	106,470	-	-	-	-	-
Patrick O’Hara	102,395	76,235	102,395	76,235	-	-	-	-
Paul Dabbar	94,607	100,000	94,607	100,000	-	-	-	-
Kevin Conroy	92,226	-	29,412	-	62,814	*	-	-
Oyster Creek Capital Partners LLC	90,420	-	65,294	-	25,126	*	-	-
Maury L. Fertig Trust dated 5/9/11	86,626	-	58,824	-	27,802	*	-	-
Patrick Thomas Kennedy Trust	83,824	-	83,824	-	-	-	-	-
John Sexton	72,886	57,051	72,886	57,051	-	-	-	-
Robert O. Remien 1997 Trust	68,000	800,000	68,000	800,000	-	-	-	-
Brett C. Riley Trust	66,412	200,000	66,412	200,000	-	-	-	-
Jonathan DiCicco	69,930	50,824	69,930	50,824	-	-	-	-
Oak Hill Capital LLC	60,475	100,000	47,912	100,000	12,563	*	-	-
Huffman 2019 Descendant’s Gift Trust	58,824	-	58,824	-	-	-	-	-
Timothy Scott Weidle Revocable Trust	58,823	-	58,823	-	-	-	-	-
Eric Morris	58,823	-	58,823	-	-	-	-	-
Bottled Rye Whiskey, LP	58,500	100,000	58,500	100,000	-	-	-	-
Paul Kaju	54,412		54,412	-	-	-	-	-
Michael Allison	51,512		51,512	-	-	-	-	-
Craig Milias(7)	50,000	-	50,000	-	-	-	-	-
Bansbach Capital Group, LLC(7)	50,000	-	50,000	-	-	-	-	-
Perkal Family LLP(7)	50,000	-	50,000	-	-	-	-	-
North Shore Acquisitions LLC	46,975		34,412	-	12,563	*	-	-
Steve Andrews	43,794	100,000	43,794	100,000	-	-	-	-
Christopher M Blake	36,891	-	11,765	-	25,126	*	-	-
James Onwualu	36,443	28,526	36,443	28,526	-	-	-	-
Other Selling Securityholders(12)	609,456	1,122,706	584,330	1,122,706	25,126	*	-	-

*	Less than one percent

(1)	The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Class A Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)	The amounts set forth in this column are the number of Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Warrants that the Selling Securityholder may own beneficially or otherwise.

(3)	The securities offered by such Selling Securityholder are being registered for resale in accordance with the terms of the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated March 14, 2024, by and between AirJoule, Sponsor, and certain other holders of AirJoule capital stock.

(4)	Three Curve Capital LP is controlled by Stuart D. Porter. As such, Mr. Porter may be deemed to be the beneficial owner of all shares held by Three Curve Capital LP. Mr. Porter disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein. Mr. Porter served as a member of the board of directors of our Predecessor until the consummation of the Business Combination and has served as a member of the Board of the Company since the consummation of the Business Combination.

(5)	Mr. Jore served as Chairman and Chief Executive Officer of our Predecessor prior to the consummation of the Business Combination and has served as the Chief Executive Officer of our Predecessor, the Chief Executive Officer of the Company and as a member of the Board since the consummation of the Business Combination.

(6)	The securities offered hereby are being registered for resale in accordance with the terms of the Registration Rights Agreement and the common unit subscription agreement dated March 8, 2024, entered into by and between the Company and Shalennial Fund II L.P.

(7)	The securities offered by such Selling Securityholder are being registered for resale in accordance with the terms of the June 2024 PIPE Subscription Agreements.

(8)	Charles S. Morrison II and Nancy W. Morrison, as trustees of the Charles S. Morrison II Revocable Trust dated November 14, 2019 as amended, each have voting and/or dispositive power over the holdings of such entity.

(9)	Mr. Gutke previously served as the Chief Financial Officer of our Predecessor prior to the consummation of the Business Combination and served as the Chief Administrative Officer of the Company until March 31, 2026.

(10)	Mr. Porter served as a member of the board of directors of our Predecessor until the consummation of the Business Combination and has served as a member of the Board of the Company since the consummation of the Business Combination.

(11)	Mr. Baucus served as a member of the board of directors of our Predecessor until the consummation of the Business Combination and served as a member of the Board until May 28, 2026.

(12)	The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their individual holdings are less than 1% of the outstanding shares of our Class A Common Stock.

DESCRIPTION OF SECURITIES OF AIRJOULE

The following description summarizes certain terms of our Third Amended and Restated Certificate of Incorporation (the “Charter”), our Third Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL. Our purpose is to engage in any lawful activity for which corporations may now or hereafter be organized under the DGCL.

Authorized and Outstanding Stock

The total amount of AirJoule authorized capital stock consists of 600,000,000 shares of Class A Common Stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). No shares of Preferred Stock are outstanding.

Common Stock

Class A Common Stock

Voting Power

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held for record in person or by proxy on all matters submitted to a vote of the stockholders of Class A Common Stock, whether voting separately as a class or otherwise. Our Class A Common Stock does not have cumulative voting rights.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board in accordance with applicable law.

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and payment thereof will be subject to the discretion of the Board. The Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Company in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding Class A Common Stock of the Company pro rata in accordance with the number of shares of Class A Common Stock of the Company held by each such holder.

Preemptive or Other Rights

The holders of Class A Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Preferred Stock

Under the terms of the Charter, the Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of the Company. The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and ⅔%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of AirJoule may be discouraged or prevented.

Charter and Bylaws

The Charter and the Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Charter provides that only the chairperson of Board, the Chief Executive Officer or the President of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Company and (b) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board. In addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by the Charter or the Bylaws, the adoption, amendment or repeal of the Bylaws shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the total voting power of the then outstanding shares entitled to vote thereon, voting together as a single class, would be required to amend certain provisions of the Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into customary, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, stockholders or employees, (iii) any claim against the Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Company governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of Article VIII of the Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Class A Common Stock is listed on Nasdaq under the symbol “AIRJ,” and our Public Warrants are listed on Nasdaq under the symbol “AIRJW.”

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not maintained, warrant holders may, until such time as there is an effective and current registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis, and the warrants may have no value and expire worthless. In the event, however, of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. The warrants will expire on March 14, 2029 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, unless we have elected to require warrant holders to exercise such warrants on a cashless basis, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of the Class A Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of the Class A Common Stock is available throughout the 30-day redemption period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Unless we have elected to require warrant holders to exercise the warrants on a cashless basis, any such exercise would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

The Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AirJoule. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the IPO prospectus, or (ii) to add or change any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The warrant agreement requires the approval, by written consent, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the rights of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock issued and outstanding.

No fractional share of Class A Common Stock will be issued upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by the Company. Except for not being redeemable by the Company and as otherwise described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “10 day average closing price” (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The “10 day average closing price” means, as of any date, the average last reported sale price (defined below) of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Class A Common Stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering (i) the offer and resale of 46,078,053 shares of Class A Common Stock by the Selling Securityholders from time to time and (ii) the issuance of 18,532,361 shares of Class A Common Stock that are issuable upon the exercise of the Warrants.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock and Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their respective affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the Registration Rights Agreement, we have agreed to indemnify certain of the Selling Securityholders against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 or are no longer outstanding.

LEGAL MATTERS

The validity of the securities of AirJoule offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of AirJoule Technologies Corporation as of and for the year ended December 31, 2025, incorporated by reference in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of AirJoule Technologies Corporation as of and for the year ended December 31, 2024 incorporated by reference in this prospectus and in the registration statement have been so incorporated by reference in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of AirJoule, LLC as of December 31, 2025 incorporated by reference in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of AirJoule, LLC as of and for the period from January 5, 2024 (inception) to December 31, 2024 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.airjouletech.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference certain of the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to the documents containing that information. Any information contained in a document incorporated by reference herein shall be deemed to be part of this prospectus modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus or in a document previously incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026.

●	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2026.

●	Our Current Reports on Form 8-K filed with the SEC on January 13, 2026, January 14, 2026, February 17, 2026 and June 1, 2026.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026.

●	The description of our Common Stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus is filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, are incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will furnish, without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference (without such documents’ exhibits). You may request a copy of any or all of these filings at no cost, by writing or calling us at:

AirJoule Technologies Corporation
34361 Innovation Drive
Ronan, Montana 59864
(800) 942-3083
Attention: Chief Legal Officer

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at www.airjouletech.com/investors/. Our website and the information contained on our website or that can be accessed through our website are not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.